Feb.
March 29th, 2004

AS_Bonus_plan_2004

To: Ariel Shenhar

From : Jonathan Adereth

Subject : Bonus Plan FY 2004

You are entitled to receive a bonus on your performance during FY 2004, which will be driven from achievement of budget objectives according to the scheme, which is outlined here below:

a. $ 10,000 will be paid as a bonus if the actual net profit of OIS will reach the budgeted net profit. No Bonus will be paid if the actual net Profit was less than 65% of the budgeted net profit. The payment for actual net profits above the minimum eligible level will be calculated based on the "slope" between the minimum and nominal points.
b. Starting to implement an OIS IR campaign not later then the end of April 2004, as long as we don't have any legal requirement that will prevent the company from lunching such a campaign. In the event that we encounter such a legal requirement, the bonus plan will be changed accordingly, or a new goal will be defined. Maximal bonus for this item $ 5,000.
c. A successful GMP style audit performed by an outside consultant. Successful is defined as no more than 3 non-compliances and 5 concerns. The maximum bonus for this item is $ 2,500. Target is expected by end of March 2004. Every week delay after 4/15/04 will reduce the bonus by 15%.
d. A successful second GMP style audit performed by an outside consultant. Successful is defined as no more than 0 (no) non-compliances and 5 concerns. The maximum bonus for this item is $ 2,500. Target is expected by end of August 2004. Every week delay after 8/31/04 will reduce the bonus by 15%.

General :
1.The calculation of the Bonus will be done based on the audited financial results of OIS.
2. There is no "ceiling" for the amount payable in respect to clause a above.
3. The total Bonus payable for FY 2004 according to this letter will not exceed the amount of $ 20,000 (even if the sum of all payable Bonus items will exceed that amount). In addition you are entitle for FY 2004 to bonuses based on fund raising according to my letter dated 12/15/2003.

Sincerely yours
Jonathan Adereth
Jonathan Adereth
Chairman of the Board – OIS